Exhibit 4.10

TRANSITIONAL AGREEMENT

This Transitional Agreement (“Transitional Agreement”), dated November 21, 2014, is entered into among:

Companhia Siderúrgica Nacional, a publicly-held corporation (sociedade anônima de capital aberto) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, 3400 – 20th floor, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 33.042.730/0001-04, herein represented pursuant to its by-laws (“CSN”);

Brazil Japan Iron Ore Corporation, a company duly organized and existing under the Laws of Japan, with its head office located at Itochu Building, 13th Floor, 5-1, Kita-Aoyama, 2-chome, Minato-ku, Tokyo, 107-0061, Japan (“BJIOC”);

POSCO, a company incorporated, organized and existing under the Laws of Korea, having its registered office at POSCO Center, 440 Teheran-ro, Gangnam-gu, Seoul, 135-777, Korea (“POSCO”);

China Steel Corporation, a corporation organized and existing under the Laws of Republic of China, with head office located at 88 Chenggong, 2nd Roard, Qianzhen, Kaohsiung 80661, Taiwan, Republic of China (“CSC”);

ITOCHU Corporation, a company incorporated, organized and existing under the Laws of Japan, having its principal office at 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo, 107-8077, Japan (“Itochu”);

JFE Steel Corporation, a company incorporated, organized and existing under the Laws of Japan, having its registered office at 2-3, Uchisaiwai-cho 2-chome, Chiyoda-ku, Tokyo, 100-0011, Japan (“JFE”);

Kobe Steel, Ltd., a company incorporated, organized and existing under the Laws of Japan, having its registered office at 2-4, Wakinohama-Kaigandori 2-chome, Chuo-ku, Kobe, Hyogo, 651-8585, Japan (“Kobe”);

Nisshin Steel Co., Ltd., a company incorporated, organized and existing under the Laws of Japan, having its registered office at 4-1, Marunouchi 3-chome, Chiyoda-ku, Tokyo 100-8366, Japan (“Nisshin”);

(provided that BJIOC, POSCO, CSC, Itochu, JFE, Kobe and Nisshin are each individually referred to as “JKTC Party” and collectively referred to as “JKTC” and, jointly with CSN, as “Investors”);

Congonhas Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Estrada Casa de Pedra, without number, part, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.902.291/0001-15, herein represented pursuant to its by-laws (“Congonhas Minérios”), and

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Nacional Minérios S.A., a closely-held corporation (sociedade anônima de capital fechado) incorporated, organized and existing under the Laws of Brazil, having its registered office at the Municipality of Congonhas, State of Minas Gerais, at Logradouro Casa de Pedra, without number, part, enrolled with the Federal Taxpayers’ Registry (CNPJ/MF) under N. 08.446.702/0001-05, herein represented pursuant to its by-laws (“Namisa”).

(Investors, Congonhas Minérios and Namisa individually referred to as “Party” and collectively referred to as “Parties”)

WITNESSETH:

WHEREAS the Parties (other than Congonhas Minérios) have entered into (i) the Share Purchase Agreement dated as of October 21, 2008 (as amended from time to time, the “Namisa SPA”); (ii) the Shareholders’ Agreement of Namisa dated as of October 21, 2008 (as amended from time to time, the “Namisa SHA”); (iii) the Beneficiation Agreement dated as of June 30, 2011 (as amended from time to time, the “Beneficiation Agreement”); and (iv) the operational agreements listed in Exhibit I (as amended from time to time, the “Operational Agreements” and, together with the Namisa SPA, the Namisa SHA and the Beneficiation Agreement the “Existing Agreements”);

WHEREAS, on this date, the Investors have entered into (i) an Investment Agreement, whereby they have agreed on the terms for the consolidation of the assets, rights and liabilities of the CSN Establishment (as defined in the Investment Agreement) and of Namisa, by means of the merger of Namisa into Congonhas Minérios and other related transactions, subject to the fulfillment of certain conditions precedent (“Investment Agreement”); and (ii) the 7th Amendment to the Standstill Letter Agreement (as defined in the Investment Agreement);

            WHEREAS, in view of the execution of the Investment Agreement, the Parties want to (i) suspend certain contractual terms and provisions of the Beneficiation Agreement during the term of this Transitional Agreement and (ii) amend certain provisions of the Operational Agreements, subject to the terms and conditions provided herein, in both cases as from the Date of Effectiveness (as defined in the Investment Agreement),

NOW, THEREFORE, the Parties agree as follows:

1.                  SCOPE

1.1. Operational Agreements. Subject to Section 1.1.4 below, the Parties hereby agree to amend the Operational Agreements as of the Date of Effectiveness in order to cancel the accrual and payment of interest over the advance payments provided therein (“Interest on Prepayment”), as follows (“Amendments to the Operational Agreements”):

1.1.1. Port Agreement. The Parties agree to exclude Clauses 9.3 and 9.3.1. (and any references thereto) of the Port Agreement. For the avoidance of doubt, in the benefit of any possible cross-reference, Clause 9.4 of the Port Services Agreements shall remain numbered as Clause 9.4.

1.1.2. Low Silica Contract. The Parties agree to exclude Clauses 5.3 and 5.3.1. (and any references thereto) of the Low Silica Contract. For the avoidance of doubt, in the benefit of any possible cross-reference, Clause 5.4 of the Low Silica Contract shall remain numbered as Clause 5.4.

1.1.3. High Silica Contract. The Parties agree to exclude Clauses 5.3 and 5.3.1. (and any references thereto) of the High Silica Contract. For the avoidance of doubt, in the benefit of any possible cross-reference, Clause 5.4 of the High Silica Contract shall remain numbered as Clause 5.4.

1.1.4. Resolutory Condition. The non-occurrence of the Merger, for any reason whatsoever, including but not limited to any events out of control of the Parties, by the Drop Dead Date or the early termination of the Investment Agreement, whichever occurs first, shall be considered as a resolutory condition (condição resolutiva) of the Amendments to the Operational Agreements under Section 127 and other applicable provisions of Law No. 10,406 of January 10th, 2002 (the “Brazilian Civil Code”) (“Resolutory Condition”). In view of that, if, for any reason, the Resolutory Condition occurs, (i) all effects of the Amendments to the Operating Agreements shall be cancelled as from the Date of Effectiveness as if the Amendments to the Operational Agreements had never existed; (ii) the rights and obligations of the parties arising out of the Operational Agreements will resume ex tunc as from the Date of Effectiveness as if the Amendments to the Operational Agreements had never existed; and (iii) all of the amount corresponding to the Interest on Prepayment that would have been recognized between the Date of Effectiveness and the date the Resolutory Condition occurs, duly adjusted by the variation of the Reference Rate – TR between the original due date (without giving effect to the Amendments to the Operational Agreements) and the date the Resolutory Condition occurs,  will be recognized as interest income, of which (a) 66% will be added to the prepayment balance and (b) 34% will be paid in cash by CSN to Namisa until at least three days before the deadline established by law for the payment of the corporate income taxes due by Namisa related to the Interest on Prepayment described above. The amounts to be recognized as interest income and against the prepayment balance or paid in accordance with this item shall be calculated retroactively on a monthly basis.

1.1.4.1. In view of the above, upon the occurrence of the Resolutory Condition, all Parties further agree to adopt all the procedures and take all the measures necessary in order to assure that the Interest on Prepayment will be reinstated, on a retroactive basis, from December 12, 2014.

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1.1.4.2. For purposes of item (iii) of Section 1.1.4, the “Reference Rate – TR” means the official reference rate issued by the Central Bank of Brazil, based on bank deposit certificates and receipts (CDB/RDB), encompassing multiple banks with commercial or investment portfolios, commercial banks, investment banks and savings banks, in accordance with Resolution 3.354, dated March 31, 2006, as amended.

1.2.      Beneficiation Agreement. The contractual obligations of CSN and Namisa under the Beneficiation Agreement (whether outstanding or not) and any effect thereof shall be suspended during the term of this Transitional Agreement.

1.3.            Dividends in Namisa. During the term of this Transitional Agreement, and only in relation to fiscal years which have ended within the period during which this Transitional Agreement remains in force, the Investors shall not oppose to the adoption of the same procedures adopted in the Namisa’s Ordinary Shareholders Meeting of March 28, 2014, with respect to any distribution of net profits in the next Ordinary Shareholders Meetings. The Closing Dividends and the Interim Dividends shall be declared and paid in accordance with the provisions of the Investment Agreement, subject to the conditions therein provided.

1.4.            No Waiver. The  Parties acknowledge that CSN and JKTC Parties reserve their respective arguments, claims and positions in relation to (i) the Interest on Prepayment (accrued and/or to be accrued); and (ii) their respective rights and obligations under the Beneficiation Agreement. This Transitional Agreement is not, and shall not be construed as, a waiver or a modification of any of the rights of the Parties hereto under the (1) Existing Agreements and (2) the Standstill Letter Agreement, nor as an opportunity to cure any event that could result in the exercise of any remedy provided therein.

2.                  TERM AND TERMINATION

2.1.            Term. This Transitional Agreement is entered into on an unconditional and irrevocable basis, and shall be effective from the Date of Effectiveness until (i) the Date of the Merger, (ii) the Drop Dead Date or (iii) the early termination of the Investment Agreement, whichever occurs first.

2.2.            Termination. In case any of the Board Approvals is not obtained by December 12, 2014, the Merger does not occur by the Drop Dead Date or the Investment Agreement is early terminated in accordance with its terms, for any reason whatsoever, whichever occurs first, this Transitional Agreement will be terminated and: (i) the Amendments to the Operational Agreements shall no longer be effective, and Section 1.1.4 shall apply; (ii) the Beneficiation Agreement will be resumed from the date of termination of this Transitional Agreement; (iii) the Closing Dividends will not be paid; and (iv) except as expressly provided for in Section 1.1.4, no penalty or additional amount of any nature will be due by any of the Parties to the others, exclusively as a result of the termination of this Transitional Agreement.

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2.2.1. Upon the occurrence of the Merger, the Existing Agreements will be automatically terminated as a result of the Merger and (i) no amount, claim or adjustment, of any nature, will be due by one Party to the other under and/or in relation to these agreements; (ii) the financial / accounting effects of such agreements shall be neutral for purposes of the Pre-Merger Equity Interest Adjustment, of the Net Closing Working Capital Cash Adjustment and of the Net Closing Net Debt Cash Adjustment; and (iii) the Parties will grant each other full release with regard to any obligations pertaining to the Existing Agreements.

3.                  APPLICABLE LAW AND ARBITRATION

3.1.            This Transitional Agreement and the rights and obligations of the Parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with, the laws of the Federative Republic of Brazil.

3.2.            Any dispute, controversy or claim arising out of or relating to this Transitional Agreement (“Dispute”) shall be solved by arbitration, in accordance with the following provisions:

3.2.1.      The Dispute shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in force at the time of the request for arbitration.

3.2.2.      The arbitration shall be conducted by 3 (three) arbitrators (“Arbitral Tribunal”), one nominated by the claimant, another one nominated by the respondent, and the two (2) party-appointed arbitrators shall designate a third arbitrator, who shall act as president of the Arbitral Tribunal, within 15 (fifteen) days after the confirmation of the later-appointed of these two arbitrators. In case there are multiple parties, whether as claimant or as respondent, the multiple claimants, jointly, and/or the multiple respondents, jointly, as the case may be, shall appoint one arbitrator.  If any of the three arbitrators is not nominated within the time prescribed in the ICC Rules or above, such arbitrator shall be appointed by the Court of Arbitration of the International Chamber of Commerce (the “ICC Court”).

3.2.3.      The arbitration shall be held in the City of São Paulo, State of São Paulo, Brazil, where the arbitral award shall be deemed rendered. The arbitration procedure shall be held in English and in accordance with Brazilian Law, but evidence may be produced by the Parties in Portuguese without the need of translation. The Arbitral Tribunal shall not act as amiable compositeurs or decide the merits of the Dispute ex aequo et bono.

3.2.4.      The Parties elect the courts of the City of São Paulo, State of São Paulo, exclusively for granting interim or conservatory measures before the constitution of the Arbitral Tribunal. Even in instances where a provisional judicial relief has been sought or obtained, the merits of the Dispute shall always be decided by the Arbitral Tribunal. For the avoidance of doubt, among the remedies that may be ordered or awarded by the Arbitral Tribunal is the remedy of specific performance of contractual obligations.

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3.2.5.      Except for attorney’s fees, which shall be borne individually by each of the Parties to the arbitration, all expenses, costs and legal fees shall be borne by one or all Parties, as determined by the Arbitral Tribunal.

3.2.6.      The Parties shall keep the confidentiality of each and every information concerning the arbitration.

3.2.7.      If one or more Disputes arise under this Transitional Agreement or any other Transaction Document, then any or all such Disputes may be brought into a single arbitration. The ICC Court may, at the request of any of the Parties, consolidate the arbitral proceeding with any other pending arbitral proceeding involving this Transitional Agreement and/or any other Transaction Document. If one or more arbitrations are already pending with respect to a Dispute under any such agreement, then any party to a new dispute or any subsequently filed arbitration brought under any such agreement may request that such new dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration.

3.2.8.      The new dispute or subsequently filed arbitration shall be so consolidated, provided that the ICC Court determines that: (i) the new dispute or subsequently filed arbitration presents significant issues of law or fact in common with those in the prior pending arbitration; (ii) no party to the new dispute or prior pending arbitration would be prejudiced; and (iii) the consolidation under these circumstances would not result in undue delay for the prior pending arbitration.

3.2.9.      The consolidation order shall be final and binding upon all the Parties involved in the consolidated proceedings. The arbitrations shall be consolidated into the arbitration that commenced first. The Parties agree that upon such an order of consolidation, they will promptly dismiss any arbitration proceeding, the subject of which has been consolidated into another arbitral proceeding.

4.      MISCELLANEOUS

4.1.      Capitalized Terms. Except as otherwise specifically provided for in this Transitional Agreement, all the capitalized terms and expressions herein shall have the meaning ascribed to them in the Investment Agreement.

4.2.            Notices. All notices, reports, requests, demands and other communications under or in connection with this Transitional Agreement or any other agreements entered into between the Investors hereto, in connection with this Transitional Agreement, shall be written in the English language and shall be sent by registered airmail, postage prepaid and addressed to the addresses set forth on the first page of this Transitional Agreement, and all notices, reports, requests, demands and other communications shall be deemed to have been given on the date when deposited in the post.

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4.2.1.      Any Investor may change its address or telex or facsimile number for the purpose of this Section 4.2 by notice given to the other Parties in the manner set forth above.

4.3.            Confidentiality. The existence and content of this Transitional Agreement will be maintained as “Confidential Information” pursuant to the Investment Agreement.

4.4.            Severability. Should any provision of this Transitional Agreement or any other agreements entered into between the Parties hereto in connection with this Transitional Agreement be or become invalid or unenforceable under any applicable Law or violate any applicable Law, the remainder of this Transitional Agreement or any of such other agreements shall be valid and binding as if such provision were not included therein.

4.5.            Amendments. This Transitional Agreement may be amended only with the written consent of the Parties.

4.6.            Counterparts. This Transitional Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to affix their respective signatures on this instrument, on the day and year first written above.

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[signature pages follow]

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A and, Nacional Minérios S.A.

Companhia Siderúrgica Nacional

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Brazil Japan Iron Ore Corporation

_________________________ By: Title:

TEXT_SP/9283989v1/7474/36

Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

POSCO

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

China Steel Corporation

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by among Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

ITOCHU Corporation

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

JFE Steel Corporation

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Kobe Steel, Ltd.

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Nisshin Steel Co., Ltd.

_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Congonhas Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Nacional Minérios S.A.

_________________________ By: Title:	_________________________ By: Title:

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Signature page of the Transitional Agreement entered into by Companhia Siderúrgica Nacional, Brazil Japan Iron Ore Corporation, POSCO, China Steel Corporation, ITOCHU Corporation, JFE Steel Corporation, Kobe Steel, Ltd., Nisshin Steel Co., Ltd., Congonhas Minérios S.A. and, Nacional Minérios S.A.

Witnesses:

1.________________________ Name: ID Card:	2.________________________ Name: ID Card:

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EXHIBIT I

LIST OF OPERATIONAL AGREEMENTS (PURSUANT TO THE PREAMBLE OF THIS TRANSITIONAL AGREEMENT)

- High Silica ROM Iron Ore Supply Contract, dated as of October 21st, 2008, as amended from time to time (“High Silica Contract”);

- Low Silica ROM Iron Ore Supply Contract, dated as of October 21st, 2008, as amended from time to time (“Low Silica Contract”); and

- Port Operating Services Agreement, dated as of October 21st, 2008, as amended from time to time (“Port Agreement”).

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